Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Subsidiary	Jurisdiction of Incorporation
Westell, Inc.	Illinois
Conference Plus, Inc.	Delaware
Conference Plus Global Services, Ltd.	Ireland
TLT Merger LLC	Delaware
Noran Tel, Inc.	Saskatchewan